Exhibit 99.1

For Investors: Mark Irion, Chief Financial Officer Brian Coolidge, Director of Financial Reporting 305-513-3350 InvestorRelations@neffcorp.com

For Media:

Brian Shiver and Grace Altman
FTI Consulting
212-850-5683 and 212-850-5602
Brian.Shiver@fticonsulting.com and Grace.Altman@fticonsulting.com

Neff Corporation Announces Receipt of Superior Proposal

MIAMI, Florida — August 14, 2017 — Neff Corporation (NYSE: NEFF) (“Neff” or the “Company”) today announced that its Board of Directors has determined that an acquisition proposal received from a strategic bidder to acquire all of the outstanding shares of Neff common stock for $25.00 per share in cash constitutes a “Superior Proposal” as such term is defined in the Company’s previously announced agreement and plan of merger (the “Existing Merger Agreement”) with H&E Equipment Services, Inc. (“H&E”).

The definitive terms and conditions of a merger agreement and other related agreements detailing the acquisition proposal have been fully negotiated, and such agreements are subject only to execution by the Company. In making its determination that the bidder’s proposal constitutes a Superior Proposal, the Board consulted with its independent financial advisor and outside legal counsel.

Under the terms of the Existing Merger Agreement, H&E agreed to acquire all of the outstanding shares of Neff common stock for $21.07 per share in cash, subject to certain potential downward adjustments.

The Company has provided notice to H&E of the Board’s determination that the proposal constitutes a Superior Proposal.  Under the Existing Merger Agreement, H&E has certain matching rights, including the right to propose modifications to the terms of the Existing Merger

Agreement and related agreements prior to the expiration of a five business day period.  The Company is required to, and intends to, negotiate in good faith with H&E during this period.

Under the Existing Merger Agreement, the Company is required to pay a $13.2 million termination fee to H&E if the Company terminates the Existing Merger Agreement in order to enter into an agreement with the bidder.  The bidder has agreed to pay the termination fee to H&E on the Company’s behalf in such event.

The Company’s Board has not changed its recommendation in support of the H&E merger.  There can be no assurance that a transaction with the bidder will result from the bidder’s offer or that any other transaction will be consummated.

About Neff Corporation

Neff is a leading regional equipment rental company in the United States, focused on the fast growing Sunbelt States. Based in Miami, FL, the company offers a broad array of equipment rental solutions for its more than 15,000 customers, focusing on key end user markets including infrastructure, non-residential construction, energy and municipal and residential construction. Neff has 69 branches, approximately 1,160 employees and a broad fleet of equipment, including earthmoving, material handling, aerial and other rental equipment to meet specific customer needs.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements are based on Neff’s current plans or expectations that are inherently subject to significant business, economic and competitive uncertainties and contingencies. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Neff. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements. The inclusion of forward-looking statements in this communication should not be considered as a representation by Neff or any other person that Neff’s current plans or expectations will be achieved. Numerous factors could cause actual results to differ materially from those in such forward-looking statements, including, but not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; changes in the business or operating prospects of Neff; the failure to satisfy conditions to completion of the Merger, including receipt of regulatory approvals; risks that the proposed transaction disrupts Neff’s current plans and operations, including the occurrence of an event, circumstance, occurrence, fact, condition, development, effect or change that constitutes a Company Material Adverse Event (as defined in the Existing Merger Agreement); the ability to retain key personnel; the ability to recognize the benefits of the Merger; the amount of the costs, fees, expenses and charges related to the Merger; risks relating to operating in a highly competitive environment; risks relating to deteriorating market conditions; the risk of failures of Neff’s customers, suppliers or other counterparties to honor their obligations to Neff; the effect on Neff’s business of potential changes in the regulatory system under which it operates; risks relating to potential adverse tax developments; risks relating to adverse legislative developments; losses that Neff could face from terrorism, political unrest and war; changes in economic conditions or inflation; and other factors affecting future results disclosed in Neff’s filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to those discussed under Item 1A, “Risk Factors”, in Neff’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly

Report on Form 10-Q for the quarter ended June 30, 2017 and in other reports filed by Neff with the SEC.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.